Exhibit 99.1

Organon & Co.

Moderator: Ali, Kevin

May 5, 2022

08:30 AM ET

OPERATOR:	This is Conference # 6895016

Operator:

Ladies and gentlemen, thank you for standing by. At this time, I would like to welcome everyone to the Organon First Quarter 2020 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question-and-answer session. To ask a question during the session you will need to press star, one on your telephone. As a reminder, this call is being recorded. Thank you.

I would now like to turn the call over to Jennifer Halchak, Vice President, Investor Relations. Please begin your conference.

Jennifer Halchak:

Thank you, Mary, and good morning, everyone. Thank you for joining Organon's First Quarter 2022 Earnings Call. With me today are Kevin Ali, Organon's Chief Executive Officer, who will cover strategy and operational highlights; and Matt Walsh, our Chief Financial Officer, who will review performance, guidance and capital allocation; Dr. Sandra Milligan, Organon's Head of R&D, will also be joining us for the Q&A portion of this call.

Today, we'll be referencing a presentation that will be visible during this call for those of you on our webcast. This presentation will also be available following this call on the Events and Presentations section of our Organon Investor Relations website at www.organon.com.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements. Actual results could differ materially from those stated or implied by forward-looking statements due to risks and uncertainties associated with the company's business, which are discussed in the company's filings with the Securities and Exchange Commission, including our 10-K and subsequent periodic filings.

In addition, we will discuss certain non-GAAP financial measures on this call, which should be considered as a supplement to and not a substitute for financial measures prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the comparable GAAP measures is included in the press release and conference call presentation. I'd now like to turn the call over to our CEO, Kevin Ali.

Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Kevin Ali:

Good morning, everyone, and thank you, Jen. Welcome to today's call, where we will talk about our first quarter 2022 results.

For the first quarter of 2022, revenue came in at $1.6 billion, up 8% at constant currency, and adjusted EBITDA was $647 million, representing a 41.3% adjusted EBITDA margin. We had a strong first quarter. The year is off to a great start, and we are reaffirming the full year guidance ranges we provided back in February. Now, since our launch, almost a year ago, all 3 of our franchises, women's health, biosimilars and established brands have been delivering on their objectives, each playing their important role in creating a sustainable company driving forward our vision of improving the health of women.

Let's start with fertility and biosimilars, 2 of our growth pillars. They continue to grow double digits in the quarter, and we expect both to deliver double-digit performance for the full year. We're also very confident in the demand trends we are seeing for NEXPLANON that support our view that for the full year 2022, NEXPLANON will perform at least as strongly as the 12% growth at constant currency that we saw in 2021.

As we've said in prior calls, some of our products, especially in women's health and biosimilars, are subject to the buying patterns of our institutional customers and will vary quarter-to-quarter. This was evident in the first quarter with NEXPLANON in the U.S. We had a price increase go into effect in December 2021. And as you may recall, we had a very strong Q4 of last year, and some volume was pulled forward ahead of that price increase. But demand exiting the first quarter was very strong, and NEXPLANON is off to a healthy start in the second quarter and on track to deliver our expected full year performance.

Organon is continuing to bring renewed focus to NEXPLANON, this includes our digital marketing efforts aimed at raising awareness among consumers and motivating conversations with health care providers, all of which are gaining traction and resulting in increased product demand. Other initiatives include unique social media projects and the recent ability to have a telehealth conversation where women can connect with an independent health care provider to discuss NEXPLANON and other contraception options. We also continue to evolve our clinical training program offerings. In the first quarter, we trained 6,700 new health care professionals to perform the 1-minute insertion and 2-minute removal for NEXPLANON. This has more than triple the number trade in the first quarter of last year and well ahead of our pre-pandemic activity. We're also very encouraged about NEXPLANON's growth outside of the U.S.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

NEXPLANON grew over 30% ex FX outside the U.S., driven by performance in Latin America, which benefited from tender phasing, but also, increased demand. We are seeing very strong demand in important markets like Brazil, which had a record month in March of this year.

Continuing our discussion on women's health, fertility, both in China and the U.S., 2 very important markets grew double digits in the quarter. With women waiting until later in life to have children, the use of assisted reproductive technologies like in vitro fertilization, are growing about 5% to 10% annually. It is a large market, impacting an estimated 190 million people, it is also an industry with significant brand loyalty.

Our products, Biogen [inaudible], are well established and foundational to the patient friendly GnRH antagonist treatment protocol, which requires fewer injections and is favoured in conjunction with egg and embryo freezing.

Now, let's turn to biosimilars, another growth engine for the company. With about half of our biosimilar business outside of the U.S. and subject to tenders, we will see growth rates vary quarter-to-quarter, but we expect biosimilars to continue to deliver double-digit performance on an annualized basis. In the U.S., our 2 offerings are in RENFLEXIS, or infliximab biosimilar and ONTRUZANT, our trastuzumab biosimilar. The infliximab market continues to grow every year, and RENFLEXIS has benefited from that tailwind with sales still growing even 5 years after launch.

The trastuzumab market has some of the highest adoption rates, about 70% among biosimilars and the uptake of ONTRUZANT in the U.S. continues to show growth since its launch in 2020. We remain very well positioned as a commercial collaborator with Samsung, and we are particularly encouraged by the planned U.S. launch of our Humira biosimilar in mid-2023 for which, we will be undertaking an interchangeability study. We remain committed to pursuing the sizable biosimilar opportunity presented by an estimated $100 billion plus of blockbuster biologics going off patent over the next decade. We will evaluate these pipeline opportunities with Samsung as well as other biosimilar developers.

Equally important to our growth pillars is the stabilization that we are seeing in our established brands business. This is a basket of 49 important medicines with significant brand loyalty, covering multiple therapeutic areas globally. The potential for this sizable part of Organon's business to stabilize was evident to us well before the spin, and that's what we're seeing now. The LOE risk in this portfolio is now behind us. In addition, by maximizing commercial and life cycle management opportunities often at a country level, we believe we can manage this business at a sustained, very low, single-digit erosion rate over the intermediate term. Matt will walk you through some of the favorable onetime items that contributed to the double-digit growth with established brands in the first quarter that needs the onetime favourability, the underlying business performed well. And in light of the outperformance in the first quarter, we expect to establish brands to deliver close to flat performance for the full year 2022 on a constant currency basis.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Critical to our success in established brands is our approach to managing our business in China. Since 2017, we've been focusing our growth strategies on the retail channel, which has been growing double digits and now, represents about half of our established brands business in China. There's also strong demand for our products in the hospital channel product -- for those products not yet subject to volume-based procurement. And those products have been growing double digits as well. China represents a very important market for us, and we're well positioned there with a solid retail strategy and good revenue diversification.

Overall, there was very solid operating performance from the franchises in the quarter, and I'd like to now provide an update on our external growth initiatives.

Consistent with our stated commitment to deliver health care interventions that address unmet and undermet needs in women's health, we continue to be active on the business development front, expanding our women's health portfolio beyond contraception and fertility. Today, we've been active in clinical stage assets like our licensing of the investigational ebopiprant for preterm labor and our collaboration -- with our collaboration partner, ObsEva and the acquisition of Forendo with assets in development for endometriosis and PCOS. This is balanced against our new commercial stage products like Jada for PPH, Marvelon and Mercilon, and most recently, our global licensing agreement with Dare Bioscience -- Now, bacterial vaginosis is the most common cause of vaginitis worldwide. It is estimated to affect 21 million women in the U.S. and can have disruptive symptoms and potentially pose serious health risks. Today, approximately half of the women treated for bacterial vaginosis experienced multiple episodes of BV within 12 months of treatment. As evidence of our commitment to the unmet and undermet needs of women, we are licensing RA Xaciato, which is an FDA-approved medication for the treatment of bacterial vaginosis in women 12 years of age and older.

In a Phase III clinical trial, Xaciato demonstrated improved clinical cure rates as compared to placebo in a onetime dose. We're looking forward to potential Q4 launch of this product in the U.S.

The opportunity with Dara is emblematic of our approach to business development. Our goal is to assemble a suite of options that advance women's health with assets that address unmet needs, including those that may have been overlooked because of patient populations or therapeutic area. Further, we're looking to build a portfolio of assets in various phases of development from clinical stage with blockbuster potential to already commercialized products.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Overall, 2022, is off to a very solid start. And at this point, I'd like to turn it over to Matt to review the quarter in more detail.

Matthew Walsh:

Thank you, Kevin. As I've done in previous quarters, I'll remind you that our results prior to spin-off are presented on the carve-out basis of accounting, which is a GAAP convention. It's not intended to present results as if Organon were a stand-alone company. So I want to be clear as we discuss our results, that because our spin date was June 2, it won't be until the third quarter of 2022 that we can draw a true apples-to-apples comparisons to prior year results, where all P&L line items represent post-spin stand-alone financials for Organon. Until that time, revenue is where we'll have the best comparability to prior year periods, and that's where we'll start the financial discussion.

So, turning to Slide 7, revenue for the third quarter was $1.6 billion, up 4% as reported and up 8% at constant currency exchange rates when compared to the first quarter of last year. In this graphic, we break out the change in revenue according to key drivers, and I'll highlight some of the more significant impacts. The impact of the loss of exclusivity or LOE during the first quarter was approximately $30 million, and it's primarily related to new Barings LOE in the United States. We didn't have any LOE impact in established brands this quarter.

The most significant LOEs facing the portfolio washed out in 2021, we expect only modest new LOE exposure going forward. Since December of 2020, we have been expecting a generic entrant in the U.S. for DULERA. That did not happen in 2021 and has not happened thus far in 2022. Our current expectation is that any potential LOE for DULERA, should it happen, this year will have a limited impact on 2022 results, and that view is currently incorporated into our full year guidance.

Continuing to read across the waterfall chart. In the first quarter of last year, the impact from volume-based procurement in China was significant due to the December 2020 implementation of the third round of VBP. Now back then, that was the largest round to that point and included 4 of Organon's products. Singular pediatrics, PROSCAR, PROPECIA and Arcoxia. That compares with the first quarter of this year when there was no new LOE impact from VBP on Organon's products.

Moving to volume now, which grew significantly in the first quarter. The increase in volume came from our growth pillars, fertility, biosimilars, NEXPLANON outside the U.S. this quarter and China retail but also from volume growth in our base business and established brands, particularly demand in China for non-VBP brands, as well as for products in Europe and the LAMIRA region.

As Kevin mentioned, some of the favorability in established brands this quarter was due to onetime items. If we think about the 15% ex FX revenue growth in the quarter for Established brands, 18% of that was volume growth offset by 3% pricing pressure. And in that 18% volume growth, it was about evenly split between onetime items and underlying growth in the base business. Given the product and geographic diversity in the established brands franchise, taken alone, none of the onetime items would be needle moving. But just to give you an example of the kind of things that we're talking about, the largest among them was a temporary supply issue currently impacting several competitors in the Japanese market. That drove outperformance in Japan this quarter, which compares to weaker performance in Japan in the first quarter of last year when demand was lower due to the expectation that the government was preparing to take action to lower prices.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

The supply other bucket primarily represents supply sales to Merck and other third parties, which consists of lower margin sales of pharmaceutical products under contract manufacturing arrangements. For the quarter, supply sales were down about $30 million year-over-year, and that's consistent with our view that we expect volume under these arrangements to decline.

Finally, Foreign exchange translation represented about 400 basis points of headwind for this quarter, which is not surprising given the fluctuations in global currency markets and also, understanding that approximately 80% of our revenues were derived outside the United States during the first quarter.

Briefly on Slide 8. This is where we show geographic distribution of revenue. All of our ex-U.S. regions were nicely ahead of prior year at constant currency, and following up on my earlier comment, here, you can see the favorability we had in Japan, showing up in the APJ region, the good growth in NEXPLANON and in established brands in Latin America, in the solid performance in China in both established brands and fertility.

So now, let's take a look at performance by franchise. We'll start with women's health on Slide 9. Our Women's Health business was down 5% as reported and 3% at constant currency in the first quarter versus prior year, driven by a 5% constant currency decline in NEXPLANON and a 6% decline in NuvaRing. Those declines were partially offset by continued strength in fertility led by Follistim, which grew 20% ex FX in the quarter. As Kevin mentioned, and as we've explained in prior quarters, NEXPLANON's performance can vary quarter-to-quarter based on customer buying patterns and tenders. But we saw good trends exiting the first quarter, second quarter is off to a solid start. We continue to expect NEXPLANON to deliver double-digit revenue growth on a constant currency basis for the full year 2022.

Turning to biosimilars on Slide 10. Biosimilars grew 22% as reported and 25% ex FX. We have 5 products in the portfolio, 3 in immunology and 2 in oncology. RENFLEXIS and ONTRUZANT are our 2 largest offerings, and both are offered in the U.S. Globally, RENFLEXIS grew 21% ex FX in the quarter driven by continued strong performance in the U.S. And ONTRUZANT was up 5%, driven by continued uptake in the U.S. since its launch in 2020 -- July 2020 and partially offset by competitive pressures in Europe.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Turning to Established brands now on Slide 11. Revenue for Established brands was up 10% as reported and 15% ex FX in the first quarter. And while we did have volume growth in the base business, this should be taken in the context of, first, there was no VBP impact this quarter. Second, there was no LOE in established brands this quarter. And third and final, if you look at Slide 5 that Kevin showed earlier, our established brands revenue in the first quarter of 2021 shows a dip, which made Q1 of last year a favorable comparison point.

Some of the prior year dynamic was related to Japan, some was COVID and some was related to buying patterns of consumers. So as good as the double-digit year-on-year performance looks, the more important comparison point, really, is how the established brands do versus our expectations embedded in the guidance we provided in February. And the answer there is quite well and nicely ahead of our expectations. Established brands getting out of the gate this well in the first quarter is what underpins Kevin's comment that we now believe revenue growth in this franchise can get close to flat for 2022 at constant currency, which is better than our estimated longer-term trajectory of low single-digit erosion.

Now, turning to our income statement on Slide 12. Our GAAP income statement for the first quarter is available in our earnings release, and I encourage investors to look at that important information. Here on Slide 12, we'll be looking at our non-GAAP income statement for the first quarter. For gross profit, we're excluding purchase accounting amortization and onetime items related to the spin-off from our GAAP cost of goods sold. Making these straightforward adjustments in the first quarter of 2022, non-GAAP adjusted gross profit was $1 billion, representing gross margin of 66.5% compared with 62.2% in the first quarter of 2021. And again, I'll remind you that at this point in the company's history, it's hard to draw meaningful comparisons because there were pre-spin allocated costs in the first quarter of 2021, which were not incurred this year. Due to an operating lens though, we can point to reduce supply sales, which are lower margin compared with product sales as a driver of the year-over-year improvement in gross margin.

Adjusted EBITDA margins were 41.3% in the first quarter and benefited from the higher gross margin, as well as operating expenses that due to timing, were at their lowest expected point in this year. I'll speak more about adjusted margins in a moment when we discuss the outlook for the full year.

As we look at debt capitalization and leverage on Slide 13. As of March 31, we have bank debt of $9.1 billion netted against cash and cash equivalents of $694 million. Using an LTM EBITDA number that does not adjust for acquired in-process R&D expense for the SEC's recent guidance, our net leverage ratio was approximately 3.6x as of March 31. Our capital allocation priorities remain consistent with past communications. Our first priority, of course, is servicing the dividend, which we're targeting at 20% of free cash flow before onetime items and which we believe strikes an appropriate balance between reinvesting for growth and delivering near-term value for shareholders.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Our second priority is organic growth, which would include life cycle management opportunities for existing products within our portfolio, supported by capital deployed in our manufacturing plants. On the latter, we expect to see annual capital expenditures in the range of 3% to 4% of revenue on an ongoing basis, excluding separation costs.

Now, because these first 2 priorities are not big absorbers of capital, that leaves significant self-generated cash flow for our third capital allocation priority, which I would really say is a tie between execution of external growth plans to develop a new pipeline of new product opportunities, we'll balance that against discretionary debt reduction, just like we did in the fourth quarter of last year. We're committed to maintaining our BB BA2 Parent rating, and we will continue to make progress towards a net debt to adjusted EBITDA ratio sustained below 3.5x. Once again, balancing debt reduction with capital deployed for externally sourced growth initiatives.

Turning now to guidance on Slide 14. Here, we bridge our expected revenue change year-on-year. The biggest difference on this slide from the version that we showed you in February is the FX translation impact, which has gone from an approximate $100 million to $200 million or a headwind of 200 to 300 basis points to an approximate $200 million to $300 million impact or 300 to 475 basis point headwind based on where spot rates are today. Operationally at constant currency, the year is unfolding mostly aligned with our expectations. No significant net changes to the business, and most of the drivers on this page are identical or even slightly better than our original 2022 guidance.

With the data that we have at present, we continue to see 2022 revenue within the original guidance range. Although if exchange rates don't improve from where they are today, we would likely be at the lower end of our $6.1 billion to $6.4 billion revenue range. For LOE, we still expect an approximate impact of $100 million as we communicated last quarter, coming from NuvaRing and a possible generic competitor for [indiscernible] in the U.S. As both Kevin and I have reiterated today, 2021 was the last year for which we expected significant LOE revenue impact within our product portfolio.

We continue to manage VBP in China. And based on our assumption that VBP rounds 7 and 8 will be implemented later this year, we think that VBP will be an approximate $100 million impact is also the same message we communicated last quarter. We expect about $200 million of price erosion in 2022, and that's in line with the historical pricing trends for the global markets that Organon has been selling into for many years.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

And for volume, we're tracking to $600 million to $700 million of growth for the full year. This important component of our guidance remains unchanged, and it is supported by our first quarter actual performance. The majority of that volume increase is expected to come from multiple growth pillars, NEXPLANON, biosimilars, fertility, China retail and to a lesser extent, recent business development activity. We do expect volume growth in our base business and established brands as well, once again, supported by our first quarter actual results. And by the way, we estimate that less than 20% of the volume growth that we're projecting can be attributed to COVID recovery.

Turning to other guidance metrics on Slide 15, all of which we are affirming today. With regard to adjusted EBITDA margins, looking forward in 2022, the margin favorability we saw in the first quarter will be absorbed and balanced downward over the remaining quarters of 2022, with expected increases in operating expenses related to execution of business development initiatives that will drive future revenue growth, as well as increased supply chain costs driven by higher energy costs, as well as inflation. We expect the impact of increased supply chain cost and inflation will impact all operating expense line item, although mainly the COGS volume.

Incremental operating expense for completed business development deals will show up primarily in R&D, Forendo as an example of that. And SG&A, where the examples would be launch costs for [indiscernible] and promotional spending around the reacquisition of Marvelon on Mercilon marketing rights in certain Asian countries.

As operating expenses build throughout the year, the fourth quarter is expected to be the lowest point for adjusted EBITDA margins. And while our range for the full year is being maintained at 34% to 36%, just as I discussed for revenue, if exchange rates remain where they currently are, we need to be looking at the low end of that range as well for the full year 2022.

Important to our guidance practices going forward and along with other companies in our sector, beginning in 2022, Organon will no longer exclude expenses for in-process R&D from our non-GAAP results. These changes are being made to align with views expressed by the SEC. There were no such expenses in the first quarter of this year or last year. The third and fourth quarters of last year, along, of course, with the full year 2021 have been recast to reflect these changes in full detail of that recasting can be found in Tables 7 and 8 of our press release, as well as in the appendix slides to this earnings presentation.

We're not incorporating an estimate of future in-process R&D into our guidance for any business development transactions not yet executed. Our criteria for inclusion will be to have a signed contract. Business development is a strategic priority for us, as future business development activity that involves upfront and/or milestone payments would impact our non-GAAP results and would also impact any guidance we might provide. And while we'll work to provide details on those relevant payments when we announce the transaction, we do not plan to update our guidance between quarters based solely on those associated payments alone.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Wrapping up the financial discussion, we're off to a solid start to the year. Operationally, the business is performing well, with strong demand trends in NEXPLANON, structural tailwinds in fertility, double-digit growth in biosimilars and the stabilization of the established brands business that we have been signalling for some time.

At this point, I'll turn the call back to the operator for questions.

Operator:

Thank you. As a reminder to ask a question you would need to press the star, one on your telephone. To withdraw your question, press the pound key. Again, to ask the question press star, one on your telephone. Our first question comes from the line of Jason Gerberry from BofA.

Jason Gerberry:

Just on biosimilar, Sonera, can you confirm, do you have a target action date yet for the high concentration version of the product? And then, what do you hope to benefit from an interchangeability study? I mean, in terms of timing, presumably, you're not going to be first. And by the time you have it, a good chunk of the volume will be in biosimilars. So just curious sort of what you see as the value of running that study.

Kevin Ali:

Yes, Jason. So, Kevin. So good question. So, in regard to HADLIMA, our Humira biosimilar, we are planning to launch in July of next year. So it's rapidly approaching. We've got exciting plans for HADLIMA and in regard to -- and we think it's going to be a very important contributor to our future growth. But in regard to interchangeability and the importance of interchangeability, clearly, I think that's one of the many variables that various PBMs are looking at in terms of the fact that those variables being interchangeability, I believe real-world evidence. Do you have -- does this product, as asset, been launched in other markets? And how is it doing and what's the issue -- what's the safety and regulatory issues around it? Innovative applicator, high concentration, high concentration dose being -- actually being launched, and we have all of that.

Now, nobody is going to be coming to the market, Jason, at the time of launch, or at the time of LOE of Humira with a perfect profile of what you're looking for. Some may have interchangeability and high constant high situated concentration, but others may not have real-world evidence, may not have the type of backbone that we have with Samsung in terms of their production capabilities and excellence in being able to manufacture. So, we feel very good about the fact that interchangeability will be one of many variables that PBMs are looking for. And by the way, probably most important that people are not considering in terms of the biosimilar segment is your relationships with the PBMs. Do you have long-term relationships? Is there a lot of trust built up there? Are there long history of being able to work with and develop credibility with these folks? And we do. Back to the fact that many of these people that we have in the biosimilar group in the U.S. have been working on these assets since before the days of the spin for almost a decade now and have really good relationships with payers in order to be able to get formulary access, which is a key variable in terms of how well you do in the business.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Operator:	Our next question comes from the line of Terence Flynn from Morgan Stanley.
Terence Flynn:

Great. Maybe, two questions for me. One, a follow-up on HADLIMA. I'm assuming you've already had some preliminary discussions regarding contracting in 2023. So just wondering if you're confident you'll be able to secure a decent piece of the volume second half of the year, as I think, some investors are assuming that biosimilars now, really, won't be able to participate until 2024 in a meaningful way. So that's kind of the first question.

And then, as you think about the rest of the year for China, maybe, Matt, just remind us, what's embedded in your guidance for the outlook there? Particularly, given some of the rolling lockdowns on the COVID side? Just help us think about any impact or is that already baked into your guidance?

Kevin:

Yes, Terrence. So I'll start with the first part of your question in regards to HADLIMA as a follow-on. We believe 2023 is going to be very busy. There's no doubt. There's quite a few assets coming to the market, quite a few players will be essentially second to market. We do believe that the way that PBMs are going to approach this business is not going to be a full wholesale like a small molecule segment of a shift, but rather, there's going to be probably, I would guess, 2 to 3, it depends on the PBM, 2 to 3 biosimilars on any given formulary. Probably, obviously, the originator will be there as well as a few others.

And so I think the others being all the variables that I talked about, the citrate-free, high concentration dose, the ultimate interchangeability indication coming down the line, the real-world evidence, the unique applicator and so on and so forth. And so I do believe that probably, PBMs, currently as we speak, are working on the 2023 contracts. And so there will be some volume. But clearly, it's going to start to increase. And then, in 2024 and beyond, you'll see much more of a penetration. But ultimately, getting on formulary is going to be critical in the near term as we start to come online, and we're very happy that we've got all of excellent asset in HADLIMA. We've got good relationships with the payers and various PBMs across the country, and we're ready to go.

I'll hand it over to Matt to talk about your question regarding second half of business in China.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Matthew Walsh:

So for China, we did not see much of an impact in our business related to COVID lockdowns. We have factored, though, into our forecast for the rest of the year an impact in Q2 recovery in the latter half of the year. So we feel like we've incorporated appropriate consideration for COVID lockdowns in China that can be absorbed within the affirmation of guidance. And we see, really, on a constant currency basis, China will grow this year.

Operator:	Our next question comes from the line of Umer Raffat from Evercore ISI.
Eric Musonza:

This is Eric calling in for Umer. I just had a quick question on the NEXPLANON R&D. How are recruitment going for the 5-year study? Has COVID slowed down any timelines there? And separately, is Organon planning any trials in other indications like dysmenorrhea or nausea?

Jennifer Halchak:

Eric, thanks for the question. So with regards to the enrolment for the 5-year indication, it's generally on track. We saw about a month slowdown based on the COVID impact, but we're not concerned that we're not going to bring this in on the previously shared timeline.

And with regards to additional indications, the team is taking a look at the additional indications right now and formulating our development strategy around our key asset of NEXPLANON.

Eric Musonza:

Got it. And just the last one on biosimilar growth. You mentioned drivers before in Australia and Brazil. Can you give more detail on what kind of trends you're seeing there, maybe, on uptake or upcoming tender offers?

Kevin Ali:

Yes. So Eric, in regards to -- So there's 2 parts that I look at in that question. First of all, as I mentioned, U.S. obviously, is going to be the key market, the key market for our HADLIMA, [indiscernible] biosimilar, as you start to look at our overall biosimilar business footprint across the world. But part of that is the real-world evidence. And as you said, we have Canada, we have Australia as 2 countries that have been doing very well, with ultimately and growing double digits -- strong double digit with those products. And the uptake has been really nicely across all of -- late 2021 and 2022, we see great movement in those 2 countries.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Now, having said that, back to the real-world evidence aspect of it, Biogen, which is the partner of Samsung [indiscernible] HADLIMA in Europe has had long-term experience with HADLIMA in Europe gaining a sense of confidence by PBMs in the U.S. for this product that we do have quite a bit of experience with this product.

Operator:	Our next question comes from the line of Chris Shibutani from Goldman Sachs.
Chris Shibutani:

I wanted to ask 2 questions relating to the women's health business, particularly to the contraception focus area. Can you comment about the market in general, what you're seeing in terms of U.S. growth, perhaps the share of the [indiscernible] in general? And any colour as well on contraception broadly, about gaining further approvals outside the U.S.? And then, within that, specific to NEXPLANON, can you talk about some of the metrics further? I think you provided about the U.S. international mix has been shifting from 75%, 25% to more of a 2/3? How do you see that trending? And then maybe, more quantification further that you've also previously provided on what the engagement has been like with your digital marketing and direct-to-consumer?

Kevin Ali:

Chris, thanks for the question. Let me address that first part in terms of the lark movement, in terms of growth, [indiscernible] have been growing worldwide as well as in the U.S. And I think that's a shift, a lot of times, from the daily pill business segment into Lark , both in terms of long-acting reversible contraceptives, by the way, as well as short-acting reversible contraceptive as well, like, for example, NuvaRing and others.

And in regard to how is it going with NEXPLANON. As I mentioned, we had a fantastic Q4. Last year was our all-time high. There was a bit of pull forward because we had a price increase in the end of last year. There's a bit of pulling forward in terms of the overall business. But -- And so that's why we saw a relatively slow January. But when I start to look at the February and March and April data, it clearly shows that there's sequential growth month, over month, over month. And we feel that there's a very strong signals in terms of sales from distributors to physicians as we -- a lot of the business is bought and bill, in clinics that is clearly showing a very strong kind of receptivity to some of the things that we're doing, as you mentioned, in terms of the digital media, issues that we're doing as well as other things that we're engaging in.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

It's an all-time high in terms of what we've been able to do versus the previous 2 years in terms of the clinical training program, in terms of all the certifications that we're doing, we are seeing tremendous improvement of -- for example, when you mentioned in terms of nexplanon.com, or internet sites. So, we have a physician locator exceeded benchmark, almost 32,000 searches out of 58,000 total visitors in the first quarter. As I mentioned in my initial statements, we started a new telehealth capability at nexpelon.com, and in April 2022 to enable women to immediately talk to a health care professional about NEXPLANON and our contraception offers.

So we're doing quite a bit in terms of tactically, when you talk about rep visits being back to pre-pandemic level, when you talk about clinical training program certification on the 1-minute insertion and 2-minute removal being really at an all-time high since the pre-pandemic phase. When you talk about our digital strategies in regard to the things that we're doing on nexplanon.com, as well as our social media campaigns. We have really, really great, and I'm very confident that for the year, we'll see the same type of double-digit growth as we saw in last year in 2021.

Chris Shibutani:

And to follow-on, you had commented previously that there was about a 20% decline in wellness business, as a proxy, perhaps, for patients returning to engagement with practitioners on the wellness front that has bearing for NEXPLANON. Any update on what you're seeing, trends there?

Kevin Ali:

Yes. That's a great point, Chris. Let me say this, that, that number continues to be kind of lingering at around 20% in terms of a reduction of women seeking health visits, health checks. We're hoping that, that does better over time, that people are able to move forward. Because remember, though, that there's been an increase in telemedicine. So, telemedicine is an increase, and I think that's what's probably taking the place of some of these women who are not going to seek help directly in terms of their health checks. And we think that, that's kind of stabilizing to the point as the fact that the pandemic has kind of changed the market dynamics a bit. And I think that there are some women, especially who are going to getting new forms of health care that is non-traditional as opposed to what they used to do before in terms of going to the office for those health checks, health visits.

But having said that, NEXPLANON continues to do, I think, extremely well because of all the activities that we do. So for example, for the whole market, you might see a 20% reduction, but for NEXPLANON, we see double-digit growth because we have all-time highs in a number of areas, because of the fact that the promise of Organon was really, about putting emphasis, support, resourcing, senior management attention into NEXPLANON and we're starting to see some of the dividends pay off in that in the early phases.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Operator:	Our next question comes from the line of David Amsellem from Piper Sandler.
David Amsellem:

So, I just had a couple of questions. First, I just wanted to get your overall thoughts on vertical integration in biosimilars. Obviously, you have shared economics. Here, in light of what [indiscernible] did with Biocon. I wanted to just pick your brain on that model, something that's vertically integrated versus what you are trying to accomplish with your distribution model and how you see, I guess, the wisdom of what you're doing in terms of your shared economic model in biosims. So that's number one.

And then, number two, can you just remind us how you're thinking broadly, longer term, about the direction of the established brand portfolio ex U.S., how you think about sort of a natural rate of erosion, if you will, in terms of price? Or how competitive dynamics come into play? And what's a good way of thinking about erosion, longer term, for that business?

Kevin Ali:

Thanks for the question, David. Thanks for the question, David. Let me just answer and address the first question with regards to around biosimilars and doing a vertical play there. We are very comfortable both in terms of our relationship with Samsung, which is going almost now almost a decade long, in terms of the way that we perceive our part of the overall -- the business process going forward. Look -- I mean, our focus right now is you don't know what really is going to happen to biosimilars in a decade from now. Things could change in terms of the overall erosion of price being more aggressive. And there are a number of variables out there. We though, see this as a very strong opportunistic play at least for the next 6 to 10 years. And beyond that, we'll have to see.

So as a result of where we put our capital allocation, it's really better for us to really focus on our vision, a better and healthier every day for every woman, which is to grow our women's health portfolio. We see opportunities there. We see kind of what I would call, responsible valuations in the space. And that's where we've done the 5 deals, we've done before even being a year old in the market.

So we see biosimilars as a very important contributor to growth, but we also see the opportunity of being very smart in terms of capital allocation and putting it where we see long-term viability of women's health as being a real strong growth player going over for time.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Now, in regard to the second question of established brands, specifically ex U.S. business, look, we saw a phenomenal quarter, but that was predicated on a number of onetime events that were very positive in our favor. If I look at the long-term view, I've had a lot of experience with these products. I've worked with these products for well over 25 years. I know them well. And I knew coming into this spin that with the right type of attention, the right type of resourcing, the right type of focus, entrepreneurial focus, country-by-country -- because there's no single country or single region that has the same level of opportunities. They all vary from one to the other, that this business could go from a very strong erosion pattern, almost double-digit erosion, to actually being flat.

And now, over the last quarters, the 3 quarters, we've proven that now. Given the fact that we've had strong double-digit growth of established brands, 2/3 of our overall company in the first quarter, that I want to temper that, because of the fact that there was again some very favorable onetime events, but we see some headwinds coming over in the next -- in the second half of the year that we expected, we planned for, things like volume-based procurement around 7 round 8, Things like, for example, pricing for Atozet, our second biggest product in Europe. Things like, for example, our annual review that you get in Japan for some of these products. These are some of the pricing headwinds that we factored in. But overall, I am very, very confident that this year, we'll see a flat business overall. And potentially, if things go our way, it could be slightly better.

So, for the long term, I would say it would be very, very low single-digit erosion. But for the short term, I would say flat.

Operator:	Our next question comes from the line of Greg Fraser from Truist Securities.
Gregory Fraser:

I apologize if you covered this already, but on established brands, how much of that strong growth in Q1 was related to easy comps and the onetime items that you called out versus fundamental drivers that could be more sustainable? And then, on NEXPLANON, do you expect new patient share to be driven primarily by patients switch from daily products? Or is there an opportunity to take share from IUDs? And I'm curious if an IUD is something that might make sense for your portfolio.

Kevin Ali:

So, for the first part of your question, established brands for the first quarter, we had about half and half, really. I would say, half would be attributable to onetime items and the other half, was just underlying volume growth in the base business.

And in regard to the second question, with regards to NEXPLANON and we're ultimately where we're going to get our business for -- in the future. We're really focused on a couple of things. Unintended pregnancies for the last decade have been hovering around 50% worldwide, just south of that in the U.S. in the high 40s. That's clearly an unmet need that needs to be addressed. And we do feel that, for example, the biggest opportunity we have is from women who are not very happy with pills and ultimately, the daily compliance issues that continue to lead to unintended pregnancies being way, way too high. And that could be one area that is definitely going to be the key area of moving over. But I don't think that we're going to be fighting against other LARCs. I do believe, though, the big opportunities -- because we've only got about 10% share worldwide in terms of value and a much lower number in terms of volume. And so there's a huge runway for us. And clearly, COCs or pills are the #1 prescribed product out there, and there's clearly a lot of dissatisfaction in a number of communities in terms of women really wanting to have something that's convenient, much higher efficacy rate and so simple and easy to administer. So, I think that's really the way that we look at the future of NEXPLANON.

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Organon 1st Quarter 2022 Earnings Conference Call	May 5, 2022

Operator:	Our next question comes from the line of Michael Nedelcovych from Cowen.
Michael Nedelcovych:

Another on HADLIMA, if you don't mind. Are there any external circumstances that would inhibit Organon from launching HADLIMA in 2023? For instance, are you reasonably certain that other IP, maybe, not contemplated by the contract, won't block such a launch?

Kevin Ali:

So, Michael, I don't see any issues right now. I think we're late in the game right now, and all those issues have been worked out in regard to the IP challenges and all the things of that nature. So, I don't see anything right now, in my view, that would inhibit us from launching in July of next year.

Operator:	There are no further questions at this time. Presenters, you may continue.
Kevin Ali:

So I'd like to just -- some concluding remarks. Look, in Organon short history as an independent company, we've made tremendous progress executing on our state of business objectives. From the outset, we have known that the right level of investment and management focus would enable all 3 of our franchises to reveal their true potential. That is what we are now seeing.

Of particular significance is the stabilization of our established brands business. I am delighted with our efforts to unlock the full potential of these brands and to deliver sustained, significant cash flows to fund our vision of a better and healthier every day for every woman. We're well on our way to building a suite of products that address important unmet medical need in women's health and our ability to deliver on what we say and remain focused on making a difference for women is what sets Organon apart. Thank you for your time and attention today, and we do look forward to speaking with you throughout the quarter. Thank you very much.

Operator:	This concludes today's conference call. Thank you, everyone, for participating. You may now disconnect.

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